As filed with the Securities and Exchange Commission on May 31, 2018.

Registration No. 333-200160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRA HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-340387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

PRA Health Sciences, Inc.

4130 ParkLake Avenue

Suite 400

Raleigh, NC 27612

(919) 786-8200

(Address, including zip code, and telephone number, including area code, of principal executive offices)

PRA Health Sciences, Inc. 2018 Stock Incentive Plan

PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan

2013 Stock Incentive Plan for Key Employees of PRA Health Sciences, Inc. and its Subsidiaries

PRA Holdings, Inc. Equity Incentive Plan

PRA International 2004 Incentive Award Plan

Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan

Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan

(Full title of the plans)

Timothy J. McClain

Vice President of Legal Affairs

PRA Health Sciences, Inc.

4130 ParkLake Avenue

Suite 400

Raleigh, North Carolina 27612

(Name and address of agent for service)

(919) 786-8200

(Telephone number, including area code, of agent for service)

With copies to:

Richard Fenyes

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Telephone: (212) 455-2000

Telecopy: (212) 455-2502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On November 12, 2014, PRA Health Sciences, Inc. (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (registration No. 333-200160) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register (i) 3,200,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), pursuant to the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan), (ii) the exercise of 4,956,412 options issued and outstanding under the 2013 Stock Incentive Plan for Key Employees of PRA Health Sciences, Inc. and its Subsidiaries (the “2013 Plan”), (iii) the exercise of 1,806,739 options outstanding under the PRA Holdings, Inc. Equity Incentive Plan, (iv) the exercise of 188,781 options outstanding under the PRA International 2004 Incentive Award Plan, (v) the exercise of 2,795 options outstanding under the Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan and (vi) the exercise of 33,533 options outstanding under the Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan.

At the time of its adoption, the 2014 Plan provided that shares underlying awards granted under the 2013 Plan, that were not delivered in settlement of such awards on account of the forfeiture or termination of such awards, would become available for issuance pursuant to awards granted under the 2014 Plan (the “2013 Carryover Shares”).  On May 31, 2018 (the “Approval Date”), the stockholders of the Company approved the PRA Health Sciences, Inc. 2018 Stock Incentive Plan (the “2018 Plan”).  The 2018 Plan provides that (i) no new awards may be granted under the 2014 Plan as of the Approval Date (although awards granted under the 2014 Plan prior to the Approval Date (“2014 Outstanding Awards”) will remain outstanding in accordance with their terms and those of the 2014 Plan) and (ii) the number of shares that remain available for grant under the 2014 Plan as of the Approval Date (the “2014 Unused Shares”) plus the shares underlying 2014 Outstanding Awards that are not delivered in settlement of such awards on account of the forfeiture or termination of such awards after the Approval Date (the “2014 Carryover Shares”) will become available for issuance pursuant to awards granted under the 2018 Plan.

Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Company to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, to add the 2018 Plan and reflect that, as of the Approval Date, the previously registered 2014 Unused Shares and any 2014 Carryover Shares (which include any 2013 Carryover Shares) may be issued under the 2018 Plan, a copy of which is incorporated by reference as an exhibit hereto along with a new opinion as to the validity of the 2014 Unused Shares, 2014 Carryover Shares and 2013 Carryover Shares issuable pursuant to the 2018 Plan. This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below.  No additional shares of Common Stock are being registered hereby.  All other items of the Registration Statement are incorporated herein by reference without change (the Registration Statement as amended by Post-Effective Amendment No. 1, the “Amended Registration Statement”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8.

The documents containing the information specified in this Part I will be delivered to the participants in the PRA Health Sciences, Inc. 2018 Incentive Plan covered by this Amended Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of this Amended Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                      Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

a.              The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on February 22, 2018, including the information specifically incorporated by reference into the Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement for the 2018 Annual Meeting of Stockholders, which was filed with the Commission on April 20, 2018;

b.              The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission pursuant to Section 13(a) of the Exchange Act on April 26, 2018;

c.               The Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13(a) of the Exchange Act on February 21, 2018, April 19, 2018, April 25, 2018 (two filings), May 1, 2018, and May 31, 2018; and

d.              The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, which description is incorporated by reference into the Form 8-A filed with the Commission on November 6, 2014 pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

All documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Amended Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Amended Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.                                      Description of Securities.

Not applicable.

Item 5.                                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                      Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability. We have entered into indemnification agreements with our directors pursuant to which we have agreed to indemnify them to the fullest extent permitted by Delaware law.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s amended and restated bylaws provide that the Company must indemnify, and advance expenses to, its directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7.                                      Exemption from Registration Claimed.

Not applicable.

Item 8.                                      Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.10	PRA Health Sciences, Inc. 2018 Stock Incentive Plan (incorporated by reference as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 31, 2018).
5.2	Opinion of Simpson Thacher & Bartlett LLP.
23.7	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.8	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.2).
24.2	Power of Attorney (included in the signature page to this Registration Statement on Form S-8).

Item 9.                                      Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)                               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Raleigh, North Carolina, on May 31, 2018.

PRA HEALTH SCIENCES, INC.

By:	/s/ Michael J. Bonello
Michael J. Bonello
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Timothy J. McClain and Michael J. Bonello, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amended Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amended Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Capacity	Date

/s/ Colin Shannon	President, Chief Executive Officer and	May 31, 2018
Colin Shannon	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Michael J. Bonello	Executive Vice President and Chief	May 31, 2018
Michael J. Bonello	Financial Officer

/s/ Jeffrey T. Barber	Director	May 31, 2018
Jeffrey T. Barber

/s/ Alexander G. Dickinson	Director	May 31, 2018
Alexander G. Dickinson

/s/ Linda S. Grais	Director	May 31, 2018
Linda S. Grais

Signature	Capacity	Date

/s/ Max C. Lin	Director	May 31, 2018
Max C. Lin

/s/ James C. Momtazee	Director	May 31, 2018
James C. Momtazee

/s/ Matthew P. Young	Director	May 31, 2018
Matthew P. Young